29X Putnam Floating Rate Income Fund attachment
8/31/10 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		4,396
Class B		182
Class C		1,205

72DD2 (000s omitted)

Class M		71
Class R		6
Class Y		2,167

73A1

Class A		0.189493
Class B		0.173163
Class C		0.157262

73A2

Class M		0.185410
Class R		0.178744
Class Y		0.200343

74U1 (000s omitted)

Class A		23,561
Class B		1,003
Class C		7,673

74U2 (000s omitted)

Class M		401
Class R		34
Class Y		10,687

74V1

Class A		8.64
Class B		8.64
Class C		8.64

74V2

Class M		8.64
Class R		8.64
Class Y		8.65


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.